EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
American Ecology Corporation


We consent to the incorporation by reference in the Registration Statements on Forms S-8 (33-55782, 33-58076, 33-11578, 333-69863 and 333-93105) of American
Ecology Corporation of our report, dated April 15, 2005, with respect to American Ecology Corporation management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which report is included in this amended annual report on Form 10-K/A of American Ecology Corporation for the year ended December 31, 2004.

/s/ Moss Adams LLP

Los Angeles, California
April 18, 2005